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                                                                    Exhibit B(3)

                          Bain Capital Fund VI, L.P.
                               Two Copley Place
                          Boston, Massachusetts 02116
                           Telephone (617) 572-3000
                           Telecopier (617) 572-3274


                               December 24, 1999


VMM Merger Corp.
c/o Bain Capital, Inc.
Two Copley Place
Boston, Massachusetts 02116

Ladies and Gentlemen:

          You have advised us of the planned recapitalization (the "Recapitalization") of VDI MultiMedia, a California corporation (the "Company"),
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which will be accomplished through the merger of the Company with and into VDI
MultiMedia, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Company Sub") and the subsequent merger of VMM Merger Corp., a
          -----------
Delaware corporation ("Merger Corp."), with and into the Company Sub, to be
                       ------------
effected pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and among Merger Corp., the Company and Company Sub (as so amended or modified in accordance with the terms thereof, the "Merger Agreement").
                                                    ----------------
Capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement.

          We are pleased to advise you that Bain Capital Fund VI, L.P., a Delaware limited partnership (the "Investor") is committed to invest (the
                                   --------
"Investment") $65 million in cash to purchase common equity in Merger Corp. to
-----------
permit Merger Corp. to merge with and into Company Sub in connection with the Recapitalization, all as provided in the Merger Agreement. We agree to increase our Investment on a dollar-for-dollar basis in the event that the "rollover" equity from management and other existing stockholders in the Acquisition Merger is less than $5.8 million (with each Share valued at $15.00 per share). Our commitment is conditioned solely on the fulfillment in accordance with the terms thereof of all the conditions to Merger Corp.'s obligations to consummate the Acquisition Merger under the Merger Agreement.

          In consideration of our making this commitment to you, you agree, whether or not definitive documentation with respect to the financing is executed, (a) to pay, indemnify, and hold the Investor (and its respective affiliates, directors, partners, officers, employees, agents and advisors) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the Recapitalization, this letter, or the execution, delivery, enforcement and performance, or consummation, of the agreements and financings and other transactions referred to herein or in any agreements executed in connection herewith and (b) to pay upon demand the costs
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VMM Merger Corp.
December 24, 1999
Page 2

and expenses of the Investor (including the fees and disbursements of counsel to the Investor) arising in connection with the preparation, execution and delivery of this letter and the definitive documentation, so long as in the case of each of the foregoing clauses (a) and (b), any such payment would not materially adversely affect your ability to obtain the financing necessary to consummate the Acquisition Merger.

          Our obligations under this letter will expire on the earlier of (i) the consummation of the Acquisition Merger and (ii) the expiration or termination of the Merger Agreement in accordance with the terms thereof; provided that nothing herein shall discharge us of any obligations for our breach of this letter agreement.

          This commitment letter shall be governed by and construed in accordance with the internal laws of the State of New York (excluding the provisions of such laws regarding conflicts of law).

          This commitment letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This commitment letter may not be assigned without the other party's written consent.

          The parties hereto acknowledge and agree that the Company is a third party beneficiary of this letter agreement. This letter agreement will inure to the benefit of and be enforceable by the Company; provided that this letter agreement may not be amended, modified or waived in any manner materially adverse to the Company without the prior written consent of the Company.

          Investor shall cause you to perform your pre-Effective Time obligations under the Merger Agreement prior to the consummation of the Acquisition Merger in accordance with the terms of the Merger Agreement. From and after the earlier of (i) the expiration or termination of this letter and
(ii) the consummation of the Acquisition Merger in accordance with the terms of the Merger Agreement, Investor will have no further liability or obligation to any person or entity as a result of this letter agreement; provided that nothing herein shall relieve Investor of any obligations for any breach of this letter agreement.

                            *     *     *     *     *
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VMM Merger Corp.
December 24, 1999
Page 3

          If you are in agreement with the terms of this letter agreement, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

                              Yours sincerely,

                              BAIN CAPITAL FUND VI, L.P.

                              By: Bain Capital Partners VI, L.P.

                              Its: General Partner

                              By: Bain Capital Investors VI, Inc.

                              Its: General Partner

                              By:   /s/ Joseph Pretlow
                                   -----------------------------

                              Its: Managing Director



     Accepted and Agreed to as of
     the date first above written.

     VMM MERGER CORP.

     By:  /s/ Joseph Pretlow
         --------------------------

     Its: _________________________